EXHIBIT 10.1
Amendment of the Master Joint Venture Agreement
Q-Cells AG, registered in the companies’ register of the local court of Stendal under HRB 16621, Guardianstrasse 16, 06766 Thalheim, Germany (hereinafter “Q-Cells”), Evergreen Solar, Inc., registered in the register of the State of Delaware (USA) under no.: 2426798, 138 Bartlett Street, Marlboro, Massachusetts 01752, USA) hereinafter “Evergreen”), Renewable Energy Corporation ASA, registered in the Bronnoysundregisterene (norwegian companies’ register) under the organisational number 97725861, Veritasveien 14, 1323 Hovik, Norway (hereinafter “REC”, and Q-Cells, Evergreen and REC are hereinafter referred to as “the Shareholders” as well as altogether “the Parties”.), and EverQ GmbH, registered in the companies’ register of the local court of Stendal under HRB 4769, Sonnenallee 14-24, 06766 Bitterfeld-Wolfen, Germany, (hereinafter “EverQ”) entered into this Amendment to the Master Joint Venture Agreement on October 23, 2007.
I.
Preamble
The Shareholders entered into a Master Joint Venture Agreement (register of deeds no. 287/2005 of the notary public Dr. von Hartenstein, Berlin) on November 21, 2005. On September 29, 2006 the Shareholders and EverQ entered into a Master Joint Venture Agreement and ancillary agreements (register of deeds no. 267/2006 of the aforementioned notary public) by which the Master Joint Venture Agreement of November 21, 2005 was amended. We refer to the aforesaid deeds.
EverQ normally has got more than 500 employees and therefore the provisions of the German Act of One-Third-Participation (Drittelbeteiligungsgesetz — hereinafter “DrittelbG”) apply pursuant to § 1 subsection 1 no. 1 DrittelbG. The employees of EverQ have got the right of co determination within the supervisory board of EverQ. Pursuant to § 4 subsection 1 DrittelbG one third of the supervisory board of the company have to be employee representatives. To comply with the requirements of the German Act of One-Third-Participation the Shareholders intend to amend the provisions of the Articles of Association concerning the supervisory board of the company. Therefore the provisions of the Master Joint Venture Agreement concerning the Supervisory Board shall be amended as well.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and with the intention of being legally bound hereby, the Parties agree as follows:
II.
Supervisory Board
1. The definition “Annual Plan” in Article I, Section 1.2 (Sections and Articles refer to the corresponding Section / Articles in the Master Joint Venture Agreement) shall be reworded as follows:
““Annual Plan” shall mean an annual business and operations plan as prepared by the Management Board.”
2. Article III, Section 3.3 (a) shall be reworded as follows:
“(a) Annual Plan. The Parties shall cause the Management Board of EverQ to prepare, and the shareholders’ meeting to consider and approve, an Annual Plan with respect to each fiscal year of EverQ no later than thirty (30) days prior to the commencement of each fiscal year.”
3. Article III, Section 3.5 (b) shall be reworded as follows:
“(b) A majority of the shareholders’ meeting shall have the ability to approve a Capacity Expansion following a determination by such majority of the shareholders’ meeting that the Capacity Expansion is in the best interest of EverQ.”
4. Article III, Section 3.6 shall be reworded as follows:
“3.6 Directors
(a) Pursuant to § 1 subsection 1 no. 3 DrittelbG EverQ shall have nine (9) Directors. Six Directors shall be elected by the Shareholders’ Meeting according to the provisions of the Articles of Association and the applicable statutory provisions. Three Directors shall be elected by the employees of EverQ according to the provisions of the German Act of One-Third-Participation.

(b) Each Shareholder shall have the right to nominate two Directors and two substitute Directors. The Shareholders undertake to elect these nominated Directors and substitute Directors.
(c) Each Party shall cause conveniently and as far as legally admissible each Director nominated by it to perform his duties as a Director fully in compliance with the terms of this Agreement and the Articles of Association. None of the Parties shall be excused from the performance of this Agreement on the account of the failure to control such Director nominated by it and appointed by the Shareholders.
(d) In case that the Supervisory Board has to resolve on any transaction of the Management Board according to Article 10.1 a) — c) and h) of the Articles of Association each Shareholder shall cause conveniently and as far as legally admissible, however respecting the independence of the Directors, the following: (i) The Directors appointed by the Shareholders’ Meeting shall vote in a pre-voting outside the Supervisory Board on such transaction and (ii) in case that at least one Director appointed by a Shareholder holding at least 15% in the share capital of EverQ votes against such transaction in the pre-voting the Directors appointed by the Shareholders’ Meeting shall vote against such transaction in the respective voting of the Supervisory Board. However, the affirmative vote of any Director nominated by a Shareholder who is either a party of such contractual transaction requiring the consent of the Supervisory Board or a controlling shareholder in the party of such contractual transaction is not required.
(e) In case that the Supervisory Board has to resolve on any transaction of the Management Board according to Article 10.1 d) — e) of the Articles of Association each Shareholder shall cause conveniently and as far as legally admissible, however respecting the independence of the Directors, the following: (i) The Directors appointed by the Shareholders’ Meeting shall vote in a pre-voting outside the Supervisory Board on such transaction and (ii) in case that at least one Director votes against such transaction in the pre-voting the Directors appointed by the Shareholders’ Meeting shall vote against such transaction in the respective voting of the Supervisory Board. However, the affirmative vote of any Director nominated by a Shareholder who is either a party of such contractual transaction requiring the consent of the Supervisory Board or a controlling shareholder in the party of such contractual transaction is not required.”
5. Article VI., Closing Conditions, is cancelled completely.

6. Article IX Section 9.1 (b) shall be reworded as follows:
“(b) If EverQ determines to market, distribute or sell Cells, Wafers or Modules, as the case may be, via intermediaries, distribution partners, sales agents or the like, it shall invite third parties to declare their interest to participate in such marketing activities. In such a procedure, the Parties shall be entitled to declare their interest as well. EverQ shall negotiate with all the interested parties in good faith for not less than ninety (90) days, and upon mutual agreement, the negotiation period may be continued as long as necessary or productive. The final decision shall be subject to approval by the shareholders’ meeting.”
Evergreen Solar, Inc.
By: /s/ Philipp von Alvensleben
Renewable Energy Corporation ASA
By: /s/ Saskia Au
Q-Cells AG
By: /s/ Kathrin von Pohhammer
EverQ GmbH
By: /s/ Dr. Nikolaus Petersoen

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